Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	January 28, 2008

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Elects John F. Coyne to its Board of Directors

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE-JEC) announced today the election of John F. Coyne to their Board of Directors. Jacobs also announced the retirement of Dr. Dale R. Laurance from the Board.

In announcing the changes, Jacobs Board Chairman Noel G. Watson said, “I am sorry to lose Dale as a board member. In his 14 years of Board service, he was a tower of strength. His leadership, advice, and counsel were invaluable. We will miss Dale’s involvement greatly.” Mr. Watson continued, “We are very pleased to announce that John Coyne, president and CEO of Western Digital Corporation, is joining our board. John brings a global perspective to our board, having lived and worked in several countries. An experienced executive in a fast-paced industry, John truly understands how to think globally and act locally with effectiveness.”

In addition to serving as president and chief executive officer of Western Digital (WD), Mr. Coyne is a member of its Board of Directors. He has been president since May 2006 and became CEO in January 2007. Mr. Coyne has dedicated the majority of his career to WD, serving the company in many capacities around the globe.

A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from University College Dublin in 1971.

Jacobs, with about 54,000 employees and $9 billion in revenues, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K, and in particular the discussions contained under Items 1—Business, 1A—Risk Factors, 3—Legal Proceedings, and 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.